CROWN RESTORATION PLAN
(As Amended and Restated Effective October 27, 2021)

This is the Crown Restoration Plan (the “Plan”), amended and restated effective October 27, 2021. Crown Cork & Seal Company, Inc. (“Crown”) and certain of its affiliates (collectively the “Company”) have adopted the Plan to provide supplemental retirement benefits to certain of their key management employees. The Plan is intended to be unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees in accordance with Sections 201, 301 and 401 of ERISA, and is further intended to conform with the requirements of Section 409A of the Code and shall be implemented and administered in a manner consistent therewith.

ARTICLE I. DEFINITIONS.

The following terms as used herein have the following meanings:

1.1. “Accrued Benefit” means the amount payable to the Participant under the basic pension formula of the Pension Plan and the Rider applicable to the Participant that is attributable to employer contributions made to the Pension Plan by the Company.

1.2. “Actuarial Equivalent” means the equivalent actuarial value of a Participant’s Supplemental Retirement Benefit provided in Section 3.2.1, determined based upon (i) the annual rate of interest on 30-year Treasury securities as of any determination date, and (ii) the 1983 Group Annuity Mortality Table for males.

1.3. “Board of Directors” means the Board of Directors of Holdings.

1.4. “Cause” means:

1.41. , a Participant’s willful failure to perform such services as may be delegated or assigned to the Participant by any executive of the Company to whom the Participant reports;

1.4.2. the failure by the Participant to devote his full business time and best effort to the performance of his Company duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness);

1.4.3. the breach by the Participant of any restrictive covenant (e.g., noncompetition or nonsolicitation) to which the Participant is subject;

1.4.4. the willful engaging by the Participant in misconduct which is materially injurious to the Company, monetarily or otherwise; or

1.4.5. the Participant’s conviction of, or a plea of guilty or nolo contendere to, a felony or a crime involving fraud or moral turpitude;

in any case, as approved by the Board of Directors upon the vote of not less than a majority of the members of the Board of Directors then in office, after reasonable notice to the Participant specifying in writing the basis for the proposed termination for Cause and after the Participant, together with counsel, has been provided an opportunity to be heard before a meeting of the Board of Directors held upon reasonable notice to all members of the Board of Directors and the Participant. For purposes of this Section 1.4, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interests of the Company. Any act or omission to act by the Participant in good faith and in reliance upon an opinion of counsel to the Company shall not be deemed to be willful,

1.5. “Change in Control” means if and when:

1.5.1. a “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of Holdings in substantially the same proportions as their ownership of stock of Holdings, becomes the “beneficial owner” (as defined in Rule 13D-3 under the Exchange Act), directly or indirectly, of securities of Holdings representing more than 50% of the combined voting power of Holdings’ then outstanding voting securities;

1.5.2. a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of Holdings in substantially the same proportions as their ownership of stock of Holdings, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition) beneficial ownership, directly or indirectly, of securities of Holdings representing 35% or more of the combined voting power of Holdings’ then outstanding voting securities;

1.5.3. during any 12-month period, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with Holdings to effect a transaction described in Section 1.5.1, Section 1.5.2, Section 1.5.4 or Section 1.5.5 hereof) whose election by the Board of Directors or nomination for election by Holdings’ stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

1.5.4. a merger or consolidation of Holdings with any other corporation, other than a merger or consolidation that would result in the voting securities of Holdings outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of Holdings or such surviving entity outstanding immediately after such merger or consolidation; or

1.5.5. a sale or disposition by Holdings of all or substantially all of Holdings’ assets;
in any case, provided that such transaction satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v), (vi) or (vii).

1.6. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and rulings issued thereunder.

1.7. “Committee” means the Compensation Committee of the Board of Directors.

1.8. “Eligible Employee” means an employee of the Company whose position is at the Senior-Vice President level or above.

1.9. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings issued thereunder.

1.10. “Foreign Plan Benefit” means the amount payable to the Participant under any pension plan maintained or contributed to by the Company or its affiliates in a jurisdiction other than the United

States of America, to the extent such amount is attributable to employer contributions made to such pension plan by the Company or its affiliates.

1.11. “Holdings” means Crown Holdings, Inc.

1.12. “Joint and Survivor Annuity” means a benefit payable for the life of the Participant, with either 50% or 100% of such benefit (as selected by the Participant) continuing after the death of the Participant for the life of the Participant’s surviving spouse.

1.13. “Modified Accrued Benefit” means a Participant’s Accrued Benefit, modified by (i) disregarding the limitations imposed under Sections 401(a)(17) and 415(b)(1)(A) of the Code, (ii) including in the Participant’s Compensation (I) amounts paid from all affiliates, both domestic and foreign, that are within the definition of ‘Compensation’ (as such term is defined in the Pension Plan and the Rider applicable to the Participant), and (II) the Participant’s target bonus compensation and (iii) including all periods of service a Participant had with H-C Industries, Inc. prior to April 1, 1989, as if such periods of service had been a `Year of Service’ under the terms of Rider No. 1 of the Pension Plan.

1.14. “Normal Retirement Date” has the meaning set forth in the Pension Plan and the Rider applicable to the Participant.

1.15. “Pension Plan” means the Crown Cork & Seal Company, Inc. Pension Plan or any successor plan.

1.16. “Rider” has the meaning set forth in the Pension Plan,

1.17. “Separation from Service” means a Participant’s “separation from service” (within the meaning of Section 409A of the Code) with the Company.

1.18. “Supplemental Retirement Benefit” means the benefit a Participant is entitled to receive under the Plan, as determined under Section 3.1.

ARTICLE II. PARTICIPATION.

2.1. Participation. The Committee shall, in its sole discretion, select those Eligible Employees who will be permitted to participate in the Plan (each, a “Participant”). Each such Participant shall be notified in writing and his or her name shall be set forth on Exhibit A attached hereto, which Exhibit A shall be updated by the Committee from time to time.

ARTICLE III. SUPPLEMENTAL RETIREMENT BENEFIT.

3.1. Supplemental Retirement Benefit. A Participant’s `Supplemental Retirement Benefit’ means the difference between the Participant’s Modified Accrued Benefit and the sum of the Participant’s Accrued Benefit and the Participant’s Foreign Plan Benefit, expressed in terms of a single-life annuity effective as of the first day of the month next following the Participant’s Normal Retirement Date.

3.2. Payment of Supplemental Retirement Benefit.

3.2.1. Normal Form of Payment. Unless otherwise elected by the Participant in accordance with Section 3.2.2, a Participant’s Supplemental Retirement Benefit shall be paid to the Participant in the form of a monthly single-life annuity, beginning as of the first day of the month following the Participant’s Separation from Service (but no earlier than the Participant’s 55th birthday) and ending in the month including the Participant’s death.

3.2.2. Joint and Survivor Annuity. At any time prior to the date of a Participant’s Separation from Service, a Participant may elect, by delivering written notice to the Company, to have the Participant’s Supplemental Retirement Benefit paid in the form of a Joint and Survivor Annuity with either a 50% or 100% survivor benefit (as selected by the Participant), beginning as of the first day of the month following the Participant’s Separation from Service (but no earlier than the Participant’s 55th birthday). Such election shall become irrevocable upon the Participant’s Separation from Service. Such Joint & Survivor Annuity shall be the equivalent actuarial value of the normal form of Supplemental Retirement Benefit provided in Section 3.2.1, using the assumptions set forth in Appendix A to Rider No. 1 of the Pension Plan.

3.2.3. Distribution Upon Change in Control. Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control, a Participant’s accrued Supplemental Retirement Benefit (including amounts in pay status) shall be paid to the Participant (or, in the event the Participant dies prior to the Change in Control and has elected to receive his Supplemental Retirement Benefit in the form of a Joint & Survivor Annuity, to the Participant’s surviving spouse) in a cash lump sum as soon as administratively practicable but in no event more than 10 business days after the Change in Control. In the event that the person who is eligible to receive payment under this Section 3.2.3 dies after a Change in Control but prior to distribution of his Supplemental Retirement Benefit, the entire amount of such Supplemental Retirement Benefit, as determined under this Section 3.2.3 shall be paid to his surviving spouse or his estate, if there is no surviving spouse, as soon as administratively practicable following such person’s death. This lump sum payment shall equal the Actuarial Equivalent present value of the Supplemental Retirement Benefit.

3.3. Death Benefit. In the event that a married Participant dies while in the employment of the Company, for purposes of determining the amount of benefits payable under the Plan to the Participant’s surviving spouse, if any, the Participant shall be deemed to have (i) elected to receive payment of his Supplemental Retirement Benefit in the form of a Joint & Survivor Annuity (determined in accordance with Section 3.2.2) and (ii) incurred a Separation from Service on the day immediately preceding the date of the Participant’s death. If a deceased Participant has attained age 55 at the time of his death, the survivor benefit portion of his Supplemental Retirement Benefit shall begin to be paid as of the first day of the month following the Participant’s death. In the event the Participant has not attained age 55, such benefit shall begin to be paid as of the first day of the month following the date the Participant would have attained age 55. In the event that a Participant dies while in the employ of the Company and does not have a surviving spouse, then, except as provided in Section 3.2.3, the Company shall have no further liability or obligation under the Plan to the Participant or any person or entity claiming rights through the Participant (including his estate).

3.4. Adjustments for Early Retirement. In the event a Participant incurs a Separation from Service prior to the Participant’s Normal Retirement Date, the Participant’s Supplemental Retirement Benefit shall be adjusted in the same manner that the Participant’s Accrued Benefit under the Pension Plan would be adjusted had such Participant elected to receive his Accrued Benefit under the Pension Plan (i) in the same form that the Participant elected to receive his Supplemental Retirement Benefit and (ii) commencing on the later of the first day of the month next following his (a) Separation from Service or (b) 55th birthday.

3.5. Certain Required Payment Delays. Notwithstanding any other provision of this Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code and a payment provided for in this Plan would be subject to additional tax under Section 409A of the Code if such payment is paid within six months after the Participant’s Separation from Service, then such payment required under this Plan shall not be paid (or commence) during the six-month period immediately following the Participant’s Separation from Service. In such an event, any payments that would otherwise have been made during such six-month period and which would have incurred such additional tax under Section 409A of the Code shall instead be paid to the Participant in a lump-sum cash payment, with interest calculated at the six month London Interbank Offered Rate (as in effect at the time of the Participant’s Separation from Service), on the first day of the seventh month following the Participant’s Separation from Service.

ARTICLE IV. VESTING.

4.1. Vesting of Supplemental Retirement Benefit. Subject to Section 4.2, a Participant’s Supplemental Retirement Benefit shall become 100% vested: (i) if while employed by the Company, the Participant (a) dies or (b) attains age 55 and is credited with 15 Years of Service, (ii) if while employed by the Company, a Change in Control occurs or (iii) under such other circumstances as prescribed by the Committee. If a Participant incurs a Separation from Service prior to satisfying the criteria set forth in the preceding sentence, the Participant shall forfeit his entire Supplemental Retirement Benefit.

4.2. Forfeiture of Supplemental Retirement Benefit, Notwithstanding any other provision of this Plan to the contrary, if a Participant incurs a Separation from Service for Cause, then such Participant shall forfeit his Supplemental Retirement Benefit and the Company shall have no obligations to the Participant (or any person or entity claiming rights under the Participant) hereunder.

ARTICLE V. CONTRIBUTIONS.

5.1. Contributions. In order to meet its obligations hereunder, the Company may, in its sole discretion, contribute to a trust the funds necessary to provide the benefits hereunder. The assets of any such trust shall remain subject to the claims of the Company’s general creditors. Notwithstanding the foregoing, the Company’s obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets, and no Participant or other person shall have any right to specific assets. Title to and beneficial ownership of any assets, whether cash or investments, that the Company may set aside or earmark to meet its obligations hereunder, shall at all times remain in the Company; provided that legal title to any assets placed in a trust shall be in the trustee.

ARTICLE VI. ADMINISTRATION.

6.1. Administration by the Committee. The Plan shall be administered by the Committee. The Committee shall have the authority, responsibility and discretion to (i) interpret and construe the Plan, (ii) select the Eligible Employees who will be offered participation in the Plan, (iii) determine a Participant’s Accrued Benefit, Foreign Plan Benefit, Modified Accrued Benefit and Supplemental Retirement Benefit, (iv) decide all questions arising under the Plan, including, without limitation, questions of eligibility for participation, eligibility for benefits and the time of the distribution thereof and (v) make all other determinations it deems necessary for the administration of the Plan. The Committee shall have the authority to deviate from the literal terms of the Plan to the extent the Committee shall determine to be necessary or appropriate to operate the Plan in compliance with the provisions of applicable law. All determinations made under the Plan by the Committee in good faith shall be final, binding and conclusive on all Participants, the Company and all other persons.

ARTICLE VII. AMENDMENT AND TERMINATION.

7.1. Amendment. The Company reserves the right to amend the Plan at any time and in any manner whatsoever; provided, however, that no such amendment shall operate to reduce the benefit accrued under the Plan as of the date of such amendment without the consent of the affected Participant.

7.2. Termination. Continuance of the Plan is completely voluntary, and is not assumed as a contractual obligation of the Company. The Company shall have the right, at any time, prospectively to discontinue the Plan; provided, however, that such termination shall not operate to reduce the benefit accrued under the Plan as of such termination without the consent of the affected Participant.

ARTICLE VIII. CLAIMS PROCEDURE.

8.1. General. Each Participant (and each person or entity claiming rights under the Plan through such Participant) shall claim any benefit to which he or she is entitled under the Plan by a written notification to the Committee. If a claim is denied, it must be denied within a reasonable period of time, but not in excess of 90 days following receipt of the claim by the Committee unless the Committee determines that special circumstances require an extension of time for processing the claim, in which case, the Committee shall provide the claimant with written notice of extension prior to the termination of the initial 90 day period and shall have an additional 90 days from the expiration of the initial 90 day period to decide such claim. Any such notice of extension shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision, The Committee’s decision with respect to such claim shall be provided to the claimant in writing in a manner calculated to be understood by the claimant, and if such claim is denied, shall include (i) the specific reason for the denial, (ii) reference to the specific Plan provisions on which the denial is based, (iii) a description of additional information necessary for the claimant to present his claim, if any, and an explanation of why such information is necessary, and (iv) an explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502 of ERISA following an adverse determination on review.

8.2. Appeal Process. Following the denial of a claim, the claimant shall have 60 days to request, in writing, a review of the denial by the Committee, which will provide a full and fair review. The claimant may review pertinent documents, and may submit written comments, documents, records and other information relating to the claim. In addition, upon request and free of charge, the claimant shall be provided reasonable access to, and copies of, all documents, records and other information relevant to the claim. The Committee’s decision on review must be given within 60 days after receipt of the request for review unless the Committee determines that special circumstances require an extension of time for processing the claim (such as a hearing), in which case, written notice of the extension shall be provided to the claimant prior to the expiration of the initial 60 day period and the Committee shall have an additional 60 days from the expiration of the initial 60 day period to decide such claim. Any such notice of extension shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision. The Committee’s review shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee’s decision shall be provided to the claimant in writing in a manner calculated to be understood by the claimant, and if such claim is denied, shall include (i) specific reasons for the adverse determination, (ii) reference to the specific Plan provisions on which the determination is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim and (iv) a statement of the claimant’s right to bring an action under Section 502 of ERISA.

8.3. Court Review. In order for the Committee to operate and administer the claims procedures in a timely and efficient manner, any claimant whose appeal with respect to a claim for benefits has been denied and who desires to begin a legal action with respect to such claim, must begin such action in a court of competent jurisdiction within 90 days after receipt of notification of such denial, and shall not be permitted to introduce any new facts or legal theories that were not presented during the claim review process. Failure to file such action by the prescribed time shall result in the permanent denial of such claim.

ARTICLE IX. MISCELLANEOUS.

9.1. Non-alienation. The right of a Participant or any other person to the payment of any benefit hereunder shall not be assigned, transferred, pledged or encumbered.

9.2. Tax Withholding. Participants shall be responsible to make appropriate provision for all taxes required to be withheld in connection with participation in the Plan and receipt of any benefits hereunder. Such responsibility shall extend to all applicable Federal, state, local or foreign withholding taxes. The Company may, in its sole discretion, satisfy any such tax withholding obligation by withholding any payroll or other amounts otherwise due a Participant.

9.3. No Employment Contract. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Company or any of its affiliates in any capacity.

9.4. Succession. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants and their heirs, executors, administrators and legal representatives. The Plan shall be assignable at the discretion of the Company, provided that any assignee assumes all of the obligations of the Company hereunder.

9.5. Gender and Number. For purposes of the Plan, the singular shall include the plural and the masculine shall include the feminine, and vice versa.

9.6. Governing Law, The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania (without regard to its choice of law provisions), except to the extent superseded by federal law.

9.7. 409A Compliance. The Plan is intended to comply with Code Section 409A and the Committee shall interpret, apply and administer the Plan in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.

* * * *

IN WITNESS WHEREOF, the Company has caused the Plan to be executed effective as of the date first above written.
CROWN CORK & SEAL COMPANY, INC.

By: /s/ Alfred J. Dermody
Name: Alfred J. Dermody
Title: Senior Vice President – Human Resources